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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:      American Eagle Funds, Inc.

     Address of Principal Business Office (No. & Street, City, State, Zip Code):

         1550 Utica Avenue South, Suite 950,
         Minneapolis, Minnesota 55416

     Telephone Number (including area code):

         (612) 541-0677

     Name and address of agent for service of process:

         James R. Jundt
         1550 Utica Avenue South, Suite 950
         Minneapolis, Minnesota 55416

     Copy to:

     James E. Nicholson        Matthew L. Thompson       P. Graham van der Leeuw
     Faegre & Benson LLP       Faegre & Benson LLP       Faegre & Benson LLP
     2200 Norwest Center       2200 Norwest Center       2200 Norwest Center
     90 South Seventh Street   90 South Seventh Street   90 South Seventh Street
     Minneapolis, MN 55402     Minneapolis, MN 55402     Minneapolis, MN 55402

     Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                        X    Yes          No
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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Minneapolis and State of Minnesota on the 18th day of November, 1999.

                                       AMERICAN EAGLE FUNDS, INC.


                                       By: /s/ James R. Jundt
                                           ----------------------------
                                           James R. Jundt, Chairman of the Board



Attest:

 /s/ Jon C. Essen
----------------------
Name:  Jon C. Essen
Title: Treasurer